UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2025

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Stock Market LLC The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2025, uniQure, Inc., a wholly owned subsidiary of uniQure N.V. (on behalf of itself and all of its affiliates, the “Company”) entered into an Amended and Restated Employment Agreement (the “Amended and Restated Kapusta Agreement”) with Matthew Kapusta, the Company’s Chief Executive Officer.

Pursuant to the Amended and Restated Kapusta Agreement, Mr. Kapusta is entitled to receive an annual base salary of $676,700, which is subject to annual review by the Company, and is eligible to receive (i) an annual performance bonus with a target amount of 60% of Mr. Kapusta’s base salary, and (ii) long-term cash-based or equity incentives, at the discretion of the Company’s Board of Directors, and pursuant to the 2014 Share Incentive Plan, as amended, or any successor plan thereto.

The Amended and Restated Kapusta Agreement provides that if Mr. Kapusta’s service with the Company is terminated by the Company without cause or by Mr. Kapusta for good reason, then Mr. Kapusta is entitled to the following severance benefits: (i) payments of Mr. Kapusta’s then current base salary, payable over an 18-month period; (ii) payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18-months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA); (iii) any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination; (iv) a lump sum payment equal to Mr. Kapusta’s annual target bonus in effect on the date of termination multiplied by one and a half; and (v) accelerated vesting of any outstanding and unvested equity awards.

The Amended and Restated Kapusta Agreement further provides that if Mr. Kapusta’s service with the Company is terminated by the Company without cause or by Mr. Kapusta for good reason, in each case, within 90 days prior to or one year following a change in control of the Company, then in lieu of the severance benefits described above, Mr. Kapusta is entitled to the following severance benefits: (i) a lump sum equal to two times Mr. Kapusta’s then current base salary; (ii) payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18-months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA); (iii) any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination; (iv) a lump sum payment equal to two times Mr. Kapusta’s annual target bonus in effect on the date of termination; and (v) accelerated vesting of any outstanding and unvested equity awards.

Pursuant to the Amended and Restated Kapusta Agreement, Mr. Kapusta is subject to customary restrictive covenant obligations, including confidentiality, non-competition, non-solicitation, and mutual non-disparagement covenants.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Kapusta Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

14
Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: April 16, 2025	By:	/s/ Jeannette Potts
JEANNETTE POTTS
Chief Legal and Compliance Officer